CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of AdvisorOne Funds with respect to the filing of the Prospectus and Statement of Additional Information for Amerigo VI Portfolio, Enhanced Income VI Portfolio, Clermont VI Portfolio and Shelter VI Portfolio, a series of AdvisorOne Funds.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 18, 2013